Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2006 by and between CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership (the “Seller”) and HERSHA HOSPITALITY LIMITED PARTNERSHIP, a limited partnership organized under the laws of the Commonwealth of Virginia, and its assignee or designee (the “Purchaser”), which together constitute the “Parties” (and referred to individually as a “Party”).

RECITALS:

WHEREAS, the Seller and Purchaser are parties to that certain Limited Partnership Agreement, dated as of April 21, 2003 (as amended pursuant to Amendment to Limited Partnership Agreement dated as of August, 2003, collectively, the “Partnership Agreement”), for HT/CNL Metro Hotels, L.P., a Delaware limited partnership (the “Partnership”); and

WHEREAS, the Seller owns a sixty-six and 66.7/100 percent (66.667%) limited partnership interest in the Partnership and has agreed to sell to Purchaser its entire limited partnership interest in the Partnership, including, without limitation, all of its rights to distributions, capital accounts and equity interests (in the aggregate herein called the “Interest”), pursuant to the terms of this Agreement; and

WHEREAS, the Partnership owns all of the equity of Chelsea Grand East, LLC, a New York limited liability company (“Hotel Owner”), which owns the fee interest in the Hampton Inn Chelsea Hotel (the “Hotel”), and 100% of the equity interests of Tenant; and

WHEREAS, the Purchaser is making this Agreement without any contingency for outside financing of the Closing Payment (defined below); and

WHEREAS, this Agreement contains the entire understanding of the Parties regarding the purchase of the Interest by the Purchaser and the sale of the Interest by the Seller.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

ARTICLE 1

RECITALS

1.1    Incorporation of Recitals. The Parties hereby acknowledge and agree that the foregoing recitals are true and correct and incorporated into this Agreement by this reference.

ARTICLE 2

DEFINITIONS

2.1    As used in this Agreement, the following terms shall have the respective meanings set forth below and other defined terms shall have the meaning as set forth elsewhere in this Agreement:

“Affiliates” of any Person means (a) any other Person which (i) directly or indirectly, owns more than forty-nine percent (49%) of the beneficial or equity interests in such Person or (ii) directly or indirectly, is in control of, is controlled by or is under common control with, such Person; or (b) any other Person who is a director or officer of (i) such Person, (ii) any subsidiary of such Person, or (iii) any Person described in clause (a) above.

“Applicable Laws” means the laws of Delaware and the laws of New York that may be applicable in connection with the Hotel.

“Assumed Value” shall have the meaning specified in Section 3.3.

“Closing” shall mean the closing of the purchase of the Interest as contemplated in Section 4.1.

“Closing Documents” means (i) an assignment (the “Assignment”) of the Interest to be executed by Seller in favor of Purchaser, or its designee, in the form attached hereto as Exhibit A, (ii) a FIRPTA Certificate to be executed by Seller, (iii) a Certificate of Representations and Warranties from each Party in the form of Exhibit B-1 and Exhibit B-2, respectively, (the “Officer’s Certificate”) and (iv) a Closing Statement to be executed by both Parties and such other documents and certificates as are customary for transactions of this nature and approved by Seller and Purchaser in good faith in their sole discretion.

“Closing Payment” shall have the meaning specified in Section 3.3.

“Deductible” shall have the meaning specified in Section 11.4.

“Deposit” shall have the meaning specified in Section 3.4.

“Distributions” shall have the meaning specified in the Partnership Agreement.

“Effective Date” shall have the meaning specified in Section 3.2.

“Escrow Agent” means Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

“Franchise Agreement” means that certain Amended and Restated Franchise Agreement between Franchisor and Tenant, dated as of August 27, 2003.

“Franchisor” means Promus Hotels, Inc., a Delaware corporation.

“Hotel” shall have the meaning specified in the Recitals.

“Hotel Owner” shall have the meaning specified in the Recitals.

“Interest” shall have the meaning specified in the Recitals.

“Knowledge of Seller” or similar phrases means the actual knowledge of Marcel Verbaas.

“Management Agreement” means that certain Hotel Management Agreement between Manager and Tenant, dated as of August 29, 2003, as the same may be amended.

“Manager” means Hersha Hospitality Management, L.P., a Pennsylvania limited partnership.

“Mortgage Debt” means the principal amount outstanding under that certain Loan Agreement between Hotel Owner and Tenant, as co-borrower, and Mortgage Lender, as lender dated as of February 4, 2004, as amended by First Amendment to Loan Agreement and other Loan documents dated as of July 30, 2004, as the same may be further amended. The outstanding principal balance of the Mortgage Debt on the date of this Agreement is $15,860,345.00

“Mortgage Lender” means General Electric Capital Corporation or any subsequent holder of the Mortgage Debt.

“Net Cash Flow” shall have the meaning specified in the Partnership Agreement.

“Parties” shall have the meaning specified in the Recitals.

“Partnership” shall have the meaning specified in the Recitals.

“Partnership Agreement” shall have the meaning specified in the Recitals.

“Person” means an individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.

“Purchase Price” shall have the meaning specified in Section 3.3.

“Purchaser” shall have the meaning specified in the Recitals.

“Purchaser Default” shall have the meaning specified in Section 11.2.

“Required Consents” shall have the meaning specified in Section 5.2.

“Seller” shall have the meaning specified in the Recitals.

“Seller Default” shall have the meaning specified in Section 11.1.

“Seller’s Partnership Interest” means 66.667%.

“Tenant” means Hersha CNL TRS, Inc., a Delaware corporation.

ARTICLE 3

SALE OF INTEREST

3.1    Sale of Interest. The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Interest pursuant to the terms and conditions set forth herein.

3.2    Effective Date. The effective date (“Effective Date”) of the purchase and sale of the Interest hereunder will be the date this Agreement is last executed by Seller and Purchaser.

3.3    Purchase Price. In determining the aggregate purchase price (“Purchase Price”) for the Interest to be purchased hereunder, the Parties have assumed that the value of all of the assets of the Partnership, including the Hotel, is $54,000,000.00 (the “Assumed Value”). The Purchase Price to be paid shall be equal to the Assumed Value less the Mortgage Debt times the Seller’s Partnership Interest. In addition to the Purchase Price, Seller shall receive at Closing Seller’s Partnership Interest in Net Cash Flow, the FF & E Reserve and working capital, all determined as of Closing (the Purchase Price and Seller’s share of the Net Cash Flow, the FF&E Reserve and working capital is herein referred to as the “Closing Payment”).

3.4    Deposit. Upon execution of this Agreement by Purchaser and Seller, Purchaser shall deposit an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (plus any interest or earnings accrued thereon, the “Deposit”), by wire transfer, official bank check, or other immediately available funds, or by a letter of credit with the Escrow Agent. In the event the Purchaser elects to provide the Deposit by a letter of credit, the letter of credit shall be payable to Seller and shall by its express terms provide that upon the occurrence of a default by Purchaser hereunder, as contemplated in Section 11.2 hereof, resulting in the termination of this Agreement by Seller, the letter of credit shall immediately be delivered to Seller by Escrow Agent and Purchaser shall have no right or claim with respect thereto. In the event that the Deposit has not been deposited with Escrow Agent within two (2) business days following the execution of this Agreement, this Agreement shall immediately terminate. The Deposit shall be deposited by the Escrow Agent into an interest-bearing, fully insured account, as directed by the Purchaser. The Deposit shall be applied to payment of the Closing Payment at Closing or shall otherwise be paid as herein provided. The Purchaser acknowledges and agrees that the Deposit, when made, is “At Risk” with respect to a default by the Purchaser of its obligations to close the purchase and sale of the Interest as set forth in this Agreement (as specifically set forth in Section 11.2). All interest earned in said account of the Escrow Agent shall be for the account of the Purchaser and reported by the Escrow Agent to the Internal Revenue Service as income to the Purchaser (and the Purchaser agrees to execute a Form W-9 and any other tax documents necessary in connection therewith).

3.5    Payment of the Closing Payment. At the Closing, the Purchaser shall pay the Closing Payment (less the Deposit) to the Seller and the Escrow Agent shall pay the Deposit to Seller, in each case by wire transfer, official bank check, or other immediately available funds.

3.6    Escrow Agent. The Escrow Agent, in its capacity as holder of the Deposit in escrow, joins in the execution of this Agreement for the limited purpose of acknowledging and agreeing to the provisions of this Section 3.6.

A.    The duties of the Escrow Agent shall be as follows:

(i)    The Escrow Agent shall deposit, hold and disburse the Deposit in accordance with the terms and provisions of this Agreement.

(ii)   If this Agreement shall be terminated by the mutual written agreement of the Purchaser and the Seller, or if the Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid, or if a dispute shall develop between the Seller and the Purchaser concerning to whom the Deposit should be paid and delivered, then and in any event, the Escrow Agent may request the joint written instructions of the Seller and the Purchaser and pay and deliver the Deposit in accordance therewith. In the event that such written instruction shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent has served a written request for instructions upon the Seller and the Purchaser, then the Escrow Agent shall have the right to pay and deliver the Deposit into an appropriate court of proper jurisdiction in the State of Florida, and interplead the Seller and the Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement.

B.    If costs or expenses are incurred by the Escrow Agent in its capacity as holder of the Deposit in escrow because of litigation or a dispute between the Seller and the Purchaser arising out of the holding of the Deposit in escrow, the Seller and the Purchaser shall each pay the Escrow Agent one-half of such reasonable costs and expenses.

C.    By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon the Seller and the Purchaser hereunder.

D.    The Purchaser and the Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for its willful misconduct or gross negligence; that the Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own legal counsel and shall be fully protected in any action taken by it in good faith in accordance with the good faith opinion of its legal counsel.

E.    Purchaser and Seller agree that Escrow Agent shall be free to represent Seller in any dispute relating to this Agreement in addition to acting as Escrow Agent, including without limitation, a dispute relating to the Deposit.

ARTICLE 4

CLOSING

4.1    Closing. Unless otherwise expedited by agreement of the Parties, the Closing will take place on a date (the “Closing Date”) which is no later ninety (90) days after the date of this Agreement or such earlier date agreed upon by the Parties. The Closing shall take place through the mail. Summit Associates, whose address is 100 Lafayette Street, 3rd Floor, New York, New York 10013, shall serve as closing and disbursing agent. At and in connection with the Closing, the Parties shall execute and deliver the Closing Documents and the Escrow Agent shall return the Deposit to the Purchaser and the Purchaser shall pay the Closing Payment to Seller by wire transfer, official bank check or other immediately available funds.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

To induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as of the date hereof and on the Effective Date, as follows:

5.1    General Representations and Warranty of the Seller. (i) The Seller is a limited partnership, duly formed and organized, validly existing, and in good standing under the laws of Delaware; and (ii) the Seller’s general partner has the full legal right, capacity and power to enter into this Agreement and to perform Seller’s respective obligations hereunder.

5.2    Authorization and Execution. (i) The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder, including the sale and transfer of the Interest hereunder, have been duly authorized and approved pursuant to the applicable provisions of the Partnership Agreement and by all other necessary partnership authorizing action on the part of the Seller and, except for any consent to the subject sale of the Interest or release of Seller from any and all liability which Seller requests or which Purchaser is required to obtain from the Mortgage Lender (“Lender Consent”), Manager (“Manager Consent”) and Franchisor (“Franchisor Consent”) in connection with the transactions contemplated herein (together the “Required Consents”), no other approvals or consents of any third party or governmental authority are required in connection with the transactions contemplated hereunder; (ii) this Agreement has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms; (iii) the Person executing this Agreement on behalf of the Seller has the authority to do so; (iv) the Seller owns good title to the Interest, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever, and has the legal right to sell the Interest to the Purchaser pursuant to the terms of this Agreement; and (v) the Interest comprises the entire Partnership interest of the Seller in the Partnership and the Seller has no other legal or beneficial interest in the Partnership or any of its assets.

5.3    Bankruptcy. The Seller is not subject to any pending, or to the knowledge of the Seller, any threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

5.4    Seller Is Not a “Foreign Person”. The Seller is not a “foreign person” within the meaning of that term as used in Section 1445 of the Internal Revenue Code.

5.5    Non-contravention. Assuming all Required Consents are obtained on or before the Closing Date, the execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by the Seller of its obligations hereunder do not and will not contravene, or constitute a default under any judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation of any lien on any asset of the Seller.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as of the date hereof and on the Effective Date, as follows:

6.1    General Representation and Warranty of the Purchaser. (i) The Purchaser is a limited partnership, duly formed and organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia; (ii) the Purchaser’s general partner has full power and authority to execute and deliver this Agreement and perform Purchaser’s respective obligations hereunder.

6.2    Authorization and Execution. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized and approved pursuant to the applicable provisions of Purchaser’s partnership documents and by all other necessary partnership authorizing action on the part of Purchaser and, except for the Required Consents, no other approvals or consents of any third party or governmental authority are required in connection with the transactions contemplated hereunder; this Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms. The Person executing this Agreement on behalf of the Purchaser’s general partner has the authority to do so.

6.3    Non-contravention. Assuming all Required Consents are obtained on or before the Closing Date, the execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation of any lien on any asset of the Purchaser.

6.4    Litigation. Except for suits publicly disclosed by Purchaser in its SEC filings through the date hereof, the Purchaser knows of no action, suit or proceeding, pending or known to be threatened against the Purchaser in any court or before any arbitrator or before any governmental authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (ii) would materially and adversely affect the business, financial position or results of operations of the Purchaser, or (iii) would materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

ARTICLE 7

EXPENSES

Each of the Parties shall be responsible for, and shall pay, any and all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, the fees and costs of such Party’s legal counsel. Any transfer taxes due and owing in connection with the assignment of the Interest to Purchaser shall be paid as follows: Seller shall pay two thirds of such taxes and Purchaser shall pay one third of such taxes.

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSE

8.1    Conditions as to the Purchaser’s Obligations to Close. The obligations of the Purchaser to consummate the Closing and pay the Closing Payment to the Seller are subject to satisfaction by Seller, or waiver by the Purchaser, of the following conditions:

A.    The representations and warranties made in this Agreement by the Seller shall be true and correct in all respects when made and as of the Closing and the Seller shall have performed, in all material respects, its obligations under this Agreement.

B.    Delivery by the Seller to the Purchaser of an Officer’s Certificate in the form attached hereto as Exhibit B-1, reconfirming Seller’s representations and warranties as of Closing.

C.    The receipt by Purchaser of the Lender Consent and Franchisor Consent.

8.2   Conditions as to Seller’s Obligations to Close: The obligations of the Seller to consummate the sale and take the actions to be performed by it in connection with the Closing are subject to the satisfaction by Purchaser, or waiver by the Seller, of the following conditions:

A.    The delivery by Purchaser to Seller of the Required Consents.

B.    The representations and warranties made in this Agreement by the Purchaser shall be true and correct in all material respects when made and as of the Closing and the Purchaser shall have performed, in all material respects, its obligations under this Agreement.

C.    Delivery by the Purchaser to the Seller of an Officer’s Certificate in the form attached hereto as Exhibit B-2, reconfirming Purchaser’s representations and warranties as of Closing.

8.3    Efforts of the Parties. The Parties hereby agree to use good faith diligent efforts to cause each of the conditions precedent to their respective obligations to be fully satisfied, performed and discharged, on and as of the Closing; provided that the Purchaser shall be solely responsible for obtaining the Required Consents in accordance with its obligations under Section 8.2.A and Section 10.1. Each party agrees to reasonably cooperate with the other party in its efforts to cause conditions precedent to be satisfied, performed and discharged.

8.4    Mutual Condition. The obligations of each of the Parties to consummate the purchase and sale of the Interest and the other transactions contemplated by this Agreement shall be subject to the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the purchase and sale of the Interest and the other transactions contemplated by this Agreement shall have been issued and remain in effect, and (ii) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the purchase and sale of the Interest and the other transactions contemplated by this Agreement.

ARTICLE 9

CLOSING PROCEDURES

9.1    Seller’s Deliveries. At the Closing, the Seller shall deliver to the Purchaser the Closing Documents, signed by the Seller.

9.2    Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver to the Seller (i) the Closing Payment and (ii) the Closing Documents, signed by the Purchaser.

ARTICLE 10

COVENANTS OF PARTIES

10.1   Required Consents. Purchaser shall use good faith and diligent efforts to obtain the Required Consents and to deliver a copy of the same to Seller on or prior to Closing. Purchaser expressly acknowledges that any request or requirement of Franchisor for a Property Improvement Plan and/or to upgrade the Hotel or any Hotel FF&E (as defined in the Management Agreement) or other personalty therein shall be Purchaser’s sole responsibility and shall be at Purchaser’s sole cost and expense and notwithstanding anything herein to the contrary, the same is not and shall not be a condition precedent to or of Closing.

10.2   CNL Name. Immediately following Closing, Purchaser shall cause to be amended the name of all entities affiliated with the Partnership or in which Seller had an interest by virtue of the Interest and which contain the CNL name to remove all references to Seller and “CNL” therefrom, and shall provide evidence of same to Seller. Seller shall cooperate with Purchaser in executing necessary documents in connection with such name changes.

ARTICLE 11

DEFAULT; TERMINATION RIGHTS; INDEMNITY

11.1   Termination; Default by Seller. If the Closing does not occur because of the failure of a condition precedent under Section 8.1, Purchaser may terminate this Agreement without liability to either party except as otherwise provided herein and Escrow Agent shall return the Deposit to Purchaser. If (a) the Seller defaults under this Agreement (a “Seller Default”) or (b) the Purchaser has confirmed in writing that the conditions to its obligation to close in Section 8.1 of this Agreement have been satisfied (or that it has agreed to waive such conditions) and a Closing fails to occur for any reason other than a Purchaser Default or the failure of any of those conditions precedent to the Seller’s obligations set forth in Section 8.2, then any one, and only one, of the following shall be available to the Purchaser as its sole and exclusive remedy: (i) to terminate this Agreement by giving the Seller written notice of such election and a five (5) business day cure period after the Seller’s receipt of such written notice, prior to or at the Closing (which five (5) business day period shall, if necessary, automatically extend the Closing to the expiration of such five (5) business day period) whereupon, the Escrow Agent shall promptly return to the Purchaser the Deposit, and the Parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement; or (ii) with respect to a default contemplated in (a) or (b) of this Section 11.1, seek specific performance of the Seller’s obligations hereunder, provided that the Purchaser must file a suit for specific performance in the appropriate jurisdiction within ninety (90) days from the date of delivery by the Purchaser to the Seller of written notice of such default, and in the event Purchaser is unsuccessful in obtaining specific performance, the Escrow Agent shall upon demand of Purchaser return the Deposit to Purchaser.

11.2   Termination; Default by the Purchaser. If the Closing does not occur because of the failure of a condition precedent under Section 8.2, the Seller may terminate this Agreement, without liability to either party except as otherwise provided herein and Escrow Agent shall return the Deposit to Purchaser. If (a) the Purchaser defaults under this Agreement (a “Purchaser Default”) or (b) the Seller has confirmed in writing that the conditions to its obligation to close in Section 8.2 of this Agreement have been satisfied (or that it has agreed to waive such conditions) and a Closing fails to occur for any reason other than a Seller Default or the failure of any condition precedent to Purchaser’s obligation as set forth in Section 8.1, then the Seller may, after written notice to the Purchaser of such default and a five (5) business day cure period after the Purchaser’s receipt of such written notice prior to or at the Closing (which five (5) business day period shall, if necessary, automatically extend the Closing to the expiration of such five (5) business day period), as its sole and exclusive remedy, terminate this Agreement by written notice to the Purchaser in which event the Seller shall receive the Deposit as liquidated damages for such default, the amount of which Deposit the Purchaser and the Seller agree is not punitive or a penalty but is just, fair and reasonable, and the Escrow Agent shall immediately pay the Deposit to the Seller. Upon payment of the Deposit to the Seller, the Parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement.

11.3   Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing, by mutual written consent of the Parties, in which case the Parties shall jointly instruct the Escrow Agent to return the Deposit to the Purchaser and the Parties shall have no further rights or liabilities under this Agreement except for those provision which specifically provide that they survive the termination of this Agreement.

11.4   Indemnity.

A.    Effective upon and following the Closing, the Seller shall indemnify the Purchaser, its Affiliates and its and their respective partners, officers, directors, employees, agents and representatives (each a “Purchaser Indemnified Party”) and hold each of them harmless against any out-of-pocket damages, costs, liabilities, losses, judgments, taxes, penalties, fines, expenses or other costs, including reasonable attorney’s fees, costs of defense and costs of collection but not lost profits, consequential damages or punitive damages (collectively, “Losses”) incurred by the Purchaser Indemnified Parties with respect to: (i) any breach of any of the representations and warranties made by the Seller in this Agreement; and (ii) any breach of the covenants and agreements made by the Seller in this Agreement or any of the Closing Documents; provided, however, that (x) no amounts shall be payable by the Seller unless and until the aggregate amount otherwise payable by the Seller in the absence of this clause exceeds the sum of One Hundred Thousand Dollars ($100,000) (the “Deductible”), in which event the Seller shall be liable to the Purchaser for the amount (if any) in excess of the Deductible up to a maximum amount not to exceed twenty percent (20%) of the Closing Payment; provided, however, with respect to any defect in Seller’s title to the Interest or liens or claims upon the Interest at the time of Closing, Seller shall be liable to the Purchaser for damages not to exceed the amount of the Closing Payment. All representations and warranties shall terminate twelve (12) months after Closing if no written claim has been made.

B.    Effective upon and following the Closing, the Purchaser shall indemnify the Seller, its Affiliates and its and their respective partners, officers, directors, employees, agents and representatives (each a “Seller Indemnified Party”) and hold each of them harmless against any Losses incurred by the Seller Indemnified Parties with respect to: (i) any breach of any of the representations and warranties made by the Purchaser in this Agreement; and (ii) any breach of the covenants and agreements made by the Purchaser in this Agreement or any of the Closing Documents; provided, however, that (x) no amounts shall be payable by the Purchaser unless and until the aggregate amount otherwise payable by the Purchaser in the absence of this clause exceeds the sum of the Deductible, in which event the Purchaser shall be liable to Seller for the amount (if any) in excess of the Deductible up to a maximum amount not to exceed twenty percent (20%) of the Closing Payment. All representations and warranties shall terminate twelve (12) months after Closing if no written claim has been made.

C.    Effective upon and following the Closing, the Purchaser shall also indemnify the Seller Indemnified Parties, and hold each of them harmless from and against any and all Losses incurred by the Seller Indemnified Parties with respect to or under the Franchise Agreement and the Mortgage Debt and any liability which Seller may have or incur thereunder, and which Purchaser has not caused to be fully released effective as of the Closing, including, without limitation, any such liability which Seller may incur as a result of any claims, demands, or suits asserted against Seller by Mortgage Lender, Franchisor, Manager or any other party, together with interest and penalties thereon, and all costs, expenses and fees incurred in defending any such claim, suit or action, including reasonable attorneys’ fees at trial and appellate court levels. The Parties acknowledge that until Closing, the Partnership Agreement shall govern the liability of the Parties, but as of Closing Purchaser shall indemnify Seller as provided herein. This provision shall survive Closing.

11.5   Indemnification Procedures. Upon the occurrence of any event giving rise to a claim for indemnification (an “Indemnification Claim”) under any provision of this Agreement or any Closing Document, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnitor”) of such Indemnification Claim and provide the Indemnitor with copies of any documents describing or otherwise bearing on the subject matter of such indemnification obligation; provided, however, that the failure to notify Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have under the Indemnification Claim except to the extent that it has been materially prejudiced by such failure. Indemnitor shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.

The Indemnitor will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim unless, (i) Indemnitor shall have given the Indemnified Party reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) Indemnitor reaffirms in writing its indemnity obligations hereunder regardless of Applicable Laws to the contrary. As long as Indemnitor has complied with its obligations to defend and indemnify, Indemnitor shall not be liable for any settlement made by the Indemnified Party without the consent of Indemnitor (which consent shall not be unreasonably withheld or delayed).

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1   Notices. All notices shall be given by certified mail, overnight delivery service, telecopier, or hand delivery, and addressed as follows:

If to the Seller:

CNL Hospitality Partners, LP
c/o CNL Hospitality Corp.
420 South Orange Avenue
Suite 700
Orlando, FL 32801
Attention: Mr. Marcel Verbaas
Fax: 407-540-2702

With a copy to:

Richard J. Fildes, Esq.
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Fax: 407-843-4444

If to Purchaser:

Hersha Hospitality Limited Partnership
148 Sheraton Drive
Box A
New Cumberland, PA 17070
Attention: Mr. Hasu P. Shah
Fax: 717-974-7383

With a copy to:

Shah & Byler, LLP
510 Walnut Street, 9th Floor
Philadelphia, PA 19106
Attention: Lok Mahapatra, Esquire
Fax: 267-238-1874

12.2   Availability of Counsel. Each of the parties acknowledges that it has reviewed this Agreement with independent legal counsel of its choosing or has waived its right to do so. The Parties acknowledge that this Agreement has been negotiated and that each of them has had equal input as to the drafting and construction of this Agreement and, accordingly, the Parties intend that a court construing this Agreement shall not construe it more strictly against either of them for any reason whatsoever.

12.3   Survival. The provisions of this Agreement, including, without limitation, Section 11.4(c), other than the obligations of the Parties to be fulfilled at the Closing, will survive the Closing and remain fully enforceable. Representations and warranties shall survive for a period of twelve (12) months from the Closing.

12.4   Severability. If any provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise unenforceable, such provision shall be given its nearest legal meaning or otherwise be construed as such authority determines, and the remainder of this Agreement shall remain in full force and effect.

12.5   Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Parties and their successors and the permitted assigns of the Purchaser. The Purchaser may not assign this Agreement, except to an affiliate of the Purchaser; provided that the assignee assumes the obligations of the Purchaser hereunder and provided Purchaser shall remain jointly liable for all obligations of Purchaser hereunder before and following Closing. Notwithstanding the foregoing, any permitted assignment by Purchaser shall not relieve the Purchaser of any of its obligations under this Agreement. Seller may not assign this Agreement.

12.6   Entire Agreement. This Agreement contains the entire agreement (including the representations and warranties) between the Parties pertaining to the subject matter set forth herein and the Parties have not made any representations or warranties to each other, either oral or written, other than those contained herein or in the documents contemplated hereunder. This Agreement may not be amended or otherwise modified, except by a writing executed by both of the Parties.

12.7   Brokers. Each of the Parties represents and warrants that it has not contracted for the services of any brokers in connection with this Agreement, and each of such Parties shall indemnify, defend and hold the other Party harmless from any damages (including attorney’s fees and costs) in the event that any claim is made against such other Parties on account of any services provided by a broker hired by the indemnifying Parties.

12.8   Public Announcements. Each of the Parties shall have the right to make a public announcement regarding the transaction described in this Agreement, provided, however, that, prior to and as a condition precedent to such public announcement, the other Party shall approve the timing, form and substance of any such public announcement, except if any of the Parties is required to make a public announcement under any securities law, the Party making such public announcement may do so only after having provided the other Party with a copy of such public announcement and only as long as such public announcement is made in strict accordance with the applicable law requiring such public announcement be made. Further the Purchaser and the Seller may also make such other disclosures to their respective officers, directors, partners, legal counsel, advisors and accountants and other service providers with a need to know and as may be required by applicable law. In all other respects, the Parties agree that this Agreement shall be confidential and neither Party may make any disclosures or announcements concerning the same without the prior written consent of the other Party.

12.9   Governing Law. This Agreement shall be construed under, and governed by, the Applicable Laws without regard to its conflict of laws principles.

12.10         Jurisdiction and Venue. Each Party hereto agrees and submits to the personal jurisdiction of the state and federal courts sitting in the State of Delaware. The Parties further agree that all disputes and causes of action arising out of this Agreement shall be resolved in the state courts of Delaware, and each Party hereby waives all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

12.11         Attorney Fees. In any action or proceeding between any of the Parties regarding this Agreement or its enforcement, the prevailing party in such action or proceeding shall be entitled to collect and recover from the non-prevailing Party or Parties all costs of such action or proceeding incurred by such prevailing Party, including, but not limited to, reasonable attorney fees and costs through all levels of proceedings, including appeals.

12.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by the Parties (in counterparts or otherwise). Signatures received through facsimile transmission shall bind the Party whose signature is so received as if such signature were an original. At the request of any Party, the parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction.

12.13         No Third Party Beneficiaries. No Person other than Seller and Purchaser is intended to be a beneficiary of the rights and obligations of either Seller or Purchaser under this Agreement.

(THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY; THE PARTIES’ SIGNATURES ARE ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

SELLER: CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership By: CNL Hospitality GP Corp., its general partner
By:
Name:
Title:

PURCHASER:
HERSHA HOSPITALITY LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Commonwealth of Virginia
By: Hersha Hospitality Trust, a Maryland Business Trust, its general partner
By:
Name:
Title:

JOINDER OF ESCROW AGENT

Escrow Agent hereby joins in the execution of this Agreement solely for the purpose of acknowledging and agreeing to the provisions of Section 3.6 hereof.

Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (“Escrow Agent”)
By: Richard J. Fildes

EXHIBIT “A”

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST IN LIMITED PARTNERSHIP
(HT/CNL METRO HOTELS, L.P.)

THIS ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST (the “Assignment”) is made and executed as of the _____ day of _________________, 2006 by CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership (hereinafter referred to as “Assignor”), to and in favor of __________________________________________________, a __________________________________________ (hereinafter referred to as “Assignee”);

W I T N E S S E T H:

WHEREAS, Assignor owns a sixty-six and 66.7/100 percent (66.667%) limited partnership interest in HT/CNL Metro Hotels, L.P., a Delaware limited partnership (hereinafter referred to as the “Partnership”); and

WHEREAS, Assignor has agreed to transfer its entire sixty-six and 66.7/100 percent (66.667%) interest in the Partnership to Assignee;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the sum of ____________________________________ Dollars and No/100 ($_______________), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby grants, bargains, sells, transfers, assigns and conveys unto Assignee, absolutely, and not as security or upon any condition, its entire sixty-six and 66.7/100 percent (66.667%) limited partnership interest in the Partnership and all of Assignor’s other rights, title and interest in the Partnership, including, but not limited to, Assignor’s rights to distributions, capital accounts and equity interests.

TO HAVE AND TO HOLD until Assignee and its successors and assigns forever;

IN WITNESS WHEREOF, the Assignor has caused these presents to be executed in manner and form sufficient to bind them as of the date first written above.

Witnesses:	CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership
By: CNL Hospitality GP Corp., a Delaware
Name:	corp., its general partner

By:
Name:	Name:
Title:

ACCEPTANCE OF ASSIGNMENT AGREEMENT

The undersigned Assignee hereby accepts the foregoing Assignment.

By:

By:
Name:
Title:

EXHIBIT “B-1”

CERTIFICATE OF REPRESENTATIONS AND WARRANTIES
OF SELLER

This Certificate of Representations and Warranties of Seller (“Certificate”) is given pursuant to Article 8 of that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of the _____ day of ________________, 2006, by and between CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership (“Seller”), and HERSHA HOSPITALITY LIMITED PARTNERSHIP, a limited partnership organized under the laws of the Commonwealth of Virginia (“Purchaser”). Seller hereby certifies to Purchaser that as of the date hereof, the representations and warranties of Seller set forth in Article 5 of the Purchase Agreement are true and correct in all material respects as though made at and as of the date hereof.

IN WITNESS WHEREOF, Seller has executed this Certificate in the Purchase Agreement this _____ day of _____________________, 2006.

Signed, sealed and delivered in the Presence of the following witnesses:	CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership
By: CNL Hospitality GP Corp., a Delaware
corp., its general partner
Signature of Witness

Printed Name of Witness	By:
Name:
Title:

Signature of Witness

Printed Name of Witness

EXHIBIT “B-2”

CERTIFICATE OF REPRESENTATIONS AND WARRANTIES OF PURCHASER

This Certificate of Representations and Warranties of Purchaser (“Certificate”) is given pursuant to Article 8 of that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of the _____ day of ________________, 2006, by and between HERSHA HOSPITALITY LIMITED PARTNERSHIP, a limited partnership organized under the laws of the commonwealth of Virginia (“Purchaser”), and CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership (“Seller”). Purchaser hereby certifies to Seller that as of the date hereof, the representations and warranties of Purchaser set forth in Article 6 of the Purchase Agreement are true and correct in all material respects as though made at and as of the date hereof.

IN WITNESS WHEREOF, Purchaser has executed this Certificate in the Purchase Agreement this _____ day of _____________________, 2006.

Signed, sealed and delivered in the Presence of the following witnesses:	PURCHASER: HERSHA HOSPITALITY LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Commonwealth of Virginia
Signature of Witness
By: Hersha Hospitality Trust, its general partner
Printed Name of Witness
By:
Name:
Signature of Witness	Title:

Printed Name of Witness